NEWS RELEASE

CONTACTS

Investor Contact Mary Lai	Media Contact Jenna Torluemke
Gen	Gen
IR@GenDigital.com	Press@GenDigital.com

Gen Delivers Fourth Consecutive Year of Organic Growth in FY23
Record Bookings Crosses $1 Billion in Q4 FY23

TEMPE, Ariz. & PRAGUE – May 11, 2023 – Gen Digital Inc. (NASDAQ: GEN), a global leader dedicated to powering Digital Freedom, released its results for its fiscal year 2023 fourth quarter and full year, which ended March 31, 2023.

“This year we successfully integrated Avast and NortonLifelock and delivered another year of profitable growth,” said Vincent Pilette, CEO of Gen. “As we look ahead to our first full year as Gen, the need for people to secure their digital lives has never been more significant. We will keep innovating to bring everyone powerful, easy-to-use Cyber Safety that you can tailor to your digital life.”

FY23 Financial Highlights and Commentary YoY
FY23 GAAP revenue was $3,338 million, up 19% in USD. FY23 GAAP diluted EPS was $2.16, up 53%. FY23 GAAP operating margin was 36.8%, up 90 basis points. FY23 operating cash flow was $757 million.

FY23 Non-GAAP YoY
•Revenue of $3.3 billion, up 19% in USD and 23% in CC
•Bookings of $3.4 billion, up 17% in USD and 22% in CC
•Operating Income of $1.8 billion, up 24% in USD and 30% in CC
•Operating Margin was 54.9%, up 220 bps
•Diluted EPS of $1.81, up 4% in USD and 10% in CC

Q4 Financial Highlights and Commentary YoY
Q4 GAAP revenue was $947 million, up 32% in USD. Q4 GAAP diluted EPS was $1.42, compared to $0.20 a year ago. Q4 GAAP operating margin was 37.7%, up 20 percentage points. Q4 operating cash flow was $324 million.

Q4 Non-GAAP YoY
•Revenue of $948 million, up 32% in USD and 35% in CC

•Bookings of $1.02 billion, up 29% in USD and 32% in CC
•Operating Income of $541 million, up 38% in USD and 43% in CC
•Operating Margin of 57.1% up 260 bps
•Diluted EPS of $0.46, flat in USD and up 4% in CC

“As we close our fiscal year, we reflect on our performance. We delivered another year of growth and successfully integrated Avast,” said Natalie Derse, CFO of Gen. “Our financial model remains resilient, powered by our best-in-class products and technologies, and a loyal, global customer base. As we look to FY24, we are excited and motivated to drive our business forward and toward our long-term objectives.”

Non-GAAP Q1 FY24 Guidance
•Q1 FY24 Revenue expected to be in the range of $940 million to $950 million
•Q1 FY24 EPS expected to be in the range of $0.45 to $0.47

Quarterly Cash Dividend
Gen's Board of Directors has approved a regular quarterly cash dividend of $0.125 per common share to be paid on June 14, 2023, to all shareholders of record as of the close of business on May 22, 2023.

Q4 FY23 Earnings Call
May 11, 2023
2 p.m. PT / 5 p.m. ET
Webcast & Dial-in instructions at Investor.GenDigital.com. A replay will be posted following the call. For additional details regarding Gen's results and outlook, please see the Financials section of the Investor Relations website at Investor.GenDigital.com.

About Gen.
Gen (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted Cyber Safety brands, Norton, Avast, LifeLock, Avira, AVG, ReputationDefender and CCleaner. Gen’s family of consumer brands is rooted in providing safety for the first digital generations. Now, Gen empowers people to live their digital lives safely, privately, and confidently today and for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy and identity protection to more than 500 million users in more than 150 countries. Learn more at GenDigital.com.

Forward-Looking Statements
This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, the quotes under “Q4 Non-GAAP YoY” including expectations relating to achievement of long-term objectives, and the statements under "Non-GAAP Q1 FY24 Guidance," including expectations relating to Q1 FY24 non-GAAP revenue and non-GAAP EPS, and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the consummation of or anticipated impacts of acquisitions (including our ability to achieve synergies and associated cost savings from the merger with Avast); divestitures, restructurings, stock repurchases, financings, debt repayments and investment activities; difficulties in executing the operating model for the consumer Cyber Safety business; lower than anticipated returns from our investments in direct customer acquisition; difficulties in retaining our existing customers and converting existing non-paying customers to paying customers; difficulties and delays in reducing run rate expenses and monetizing underutilized assets; the successful development of new products and upgrades and the degree to which these new products and upgrades gain market acceptance; our ability to maintain our customer and partner relationships; the anticipated growth of certain market segments; fluctuations in interest rates, tax rates and foreign currency exchange rates; fluctuations and volatility in our stock price; our ability to successfully execute strategic plans; the vulnerability of our solutions, systems, websites and data to intentional disruption by third parties; and general business and macroeconomic changes in the U.S. and worldwide, such as economic recessions, the impact of inflation, fluctuations in foreign currency exchange rates, changes in interest rates or tax rates, and conflicts including Russia’s invasion of Ukraine. Additional information concerning these and other risk factors is contained in the Risk Factors sections of our most recent reports on Form 10-K and Form 10-Q. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments.

Use of Non-GAAP Financial Information
We use non-GAAP measures of operating margin, net income and earnings per share, which are adjusted from results based on GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metrics of revenues, constant currency revenues, and free cash flow, which is defined as cash flows from operating activities, less purchases of property and equipment. These non-GAAP financial measures are provided to enhance the user's understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing Gen's performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release, and which can be found, along with other financial information including the Earnings Presentation, on the investor relations page of our website at Investor.GenDigital.com. No reconciliation of the forecasted range for non-GAAP EPS guidance is included in this release because most non-GAAP adjustments pertain to events that have not yet occurred. It would be unreasonably burdensome to forecast, therefore we are unable to provide an accurate estimate.

GEN DIGITAL INC.
Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	March 31, 2023	April 1, 2022
ASSETS
Current assets:
Cash and cash equivalents	$750	$1,887
Short-term investments	—	4
Accounts receivable, net	168	120
Other current assets	284	193
Assets held for sale	31	56
Total current assets	1,233	2,260
Property and equipment, net	76	60
Operating lease assets	43	74
Intangible assets, net	3,097	1,023
Goodwill	10,217	2,873
Other long-term assets	1,281	653
Total assets	$15,947	$6,943
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$77	$63
Accrued compensation and benefits	102	81
Current portion of long-term debt	233	1,000
Contract liabilities	1,708	1,264
Current operating lease liabilities	26	18
Other current liabilities	703	639
Total current liabilities	2,849	3,065
Long-term debt	9,529	2,736
Long-term contract liabilities	80	42
Deferred income tax liabilities	395	75
Long-term income taxes payable	820	996
Long-term operating lease liabilities	31	75
Other long-term liabilities	43	47
Total liabilities	13,747	7,036
Total stockholders’ equity (deficit)	2,200	(93)
Total liabilities and stockholders’ equity (deficit)	$15,947	$6,943

GEN DIGITAL INC.
Condensed Consolidated Statements of Operations
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	March 31, 2023	April 1, 2022	March 31, 2023	April 1, 2022
Net revenues	$947	$716	$3,338	$2,796
Cost of revenues	190	101	589	408
Gross profit	757	615	2,749	2,388
Operating expenses:
Sales and marketing	176	156	682	622
Research and development	88	59	313	253
General and administrative	61	242	286	392
Amortization of intangible assets	61	22	172	85
Restructuring and other costs	14	7	69	31
Total operating expenses	400	486	1,522	1,383
Operating income (loss)	357	129	1,227	1,005
Interest expense	(168)	(31)	(401)	(126)
Other income (expense), net	(25)	(2)	(22)	163
Income (loss) before income taxes	164	96	804	1,042
Income tax expense (benefit)	(751)	(24)	(545)	206
Net income (loss)	$915	$120	$1,349	$836

Net income (loss) per share - basic	$1.43	$0.21	$2.20	$1.44
Net income (loss) per share - diluted	$1.42	$0.20	$2.16	$1.41

Weighted-average shares outstanding:
Basic	639	582	614	581
Diluted	644	593	624	591

GEN DIGITAL INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Three Months Ended		Year Ended
	March 31, 2023	April 1, 2022	March 31, 2023	April 1, 2022
OPERATING ACTIVITIES:
Net income	$915	$120	$1,349	$836
Adjustments:
Amortization and depreciation	126	32	329	140
Impairments and write-offs of current and long-lived assets	30	5	25	13
Stock-based compensation expense	39	19	134	70
Deferred income taxes	(95)	(65)	(145)	(81)
Loss (gain) on extinguishment of debt	—	(2)	9	3
Gain on sale of properties	—	—	—	(175)
Non-cash operating lease expense	6	4	23	20
Other	17	(7)	2	1
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	3	(11)	11	(9)
Accounts payable	2	(19)	(8)	10
Accrued compensation and benefits	(6)	1	(6)	(26)
Contract liabilities	57	66	(5)	67
Income taxes payable	(3)	(11)	(128)	(78)
Other assets	(734)	(36)	(696)	(7)
Other liabilities	(33)	230	(137)	190
Net cash provided by (used in) operating activities	324	326	757	974
INVESTING ACTIVITIES:
Purchases of property and equipment	(1)	(2)	(6)	(6)
Payments for acquisitions, net of cash acquired	—	—	(6,547)	(39)
Proceeds from the maturities and sales of short-term investments	—	6	4	15
Proceeds from the sale of properties	—	—	—	355
Other	—	6	2	1
Net cash provided by (used in) investing activities	(1)	10	(6,547)	326
FINANCING ACTIVITIES:
Repayments of debt and related equity component	(309)	(150)	(3,047)	(541)
Proceeds from issuance of debt, net of issuance costs	—	—	8,954	512
Net proceeds from sales of common stock under employee stock incentive plans	6	6	12	14
Tax payments related to vesting of stock units	—	—	(20)	(15)
Dividends and dividend equivalents paid	(80)	(73)	(314)	(303)
Repurchases of common stock	—	—	(904)	—
Net cash provided by (used in) financing activities	(383)	(217)	4,681	(333)
Effect of exchange rate fluctuations on cash and cash equivalents	(2)	(3)	(28)	(13)
Change in cash and cash equivalents	(62)	116	(1,137)	954
Beginning cash and cash equivalents	812	1,771	1,887	933
Ending cash and cash equivalents	$750	$1,887	$750	$1,887

GEN DIGITAL INC.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	March 31, 2023	April 1, 2022	March 31, 2023	April 1, 2022
Operating income (loss)	$357	$129	$1,227	$1,005
Contract liabilities fair value adjustment	1	1	2	11
Stock-based compensation	36	19	123	70
Amortization of intangible assets	119	29	308	124
Restructuring and other costs	14	7	69	31
Acquisition and integration costs	6	8	77	37
Litigation costs	8	198	29	202
Operating income (loss) (Non-GAAP)	$541	$391	$1,835	$1,480

Operating margin	37.7%	18.0%	36.8%	35.9%
Operating margin (Non-GAAP)	57.1%	54.5%	54.9%	52.7%

Net income (loss)	$915	$120	$1,349	$836
Adjustments to net income (loss)
Contract liabilities fair value adjustment	1	1	2	11
Stock-based compensation	36	19	123	70
Amortization of intangible assets	119	29	308	124
Restructuring and other costs	14	7	69	31
Acquisition and integration costs	6	8	77	37
Litigation costs	8	198	29	202
Other	29	(2)	18	7
Non-cash interest expense	7	2	17	8
Loss (gain) on extinguishment of debt	—	(2)	9	3
Gain on sale of properties	—	—	—	(175)
Total adjustments to GAAP income (loss) before income taxes	220	260	652	318
Adjustment to GAAP provision for income taxes	(839)	(109)	(880)	(120)
Total adjustment to income (loss), net of taxes	(619)	151	(228)	198
Net income (loss) (Non-GAAP)	$296	$271	$1,121	$1,034

Diluted net income (loss) per share	$1.42	$0.20	$2.16	$1.41
Adjustments to diluted net income (loss) per share:
Contract liabilities fair value adjustment	—	—	—	0.02
Stock-based compensation	0.06	0.03	0.20	0.12
Amortization of intangible assets	0.18	0.05	0.49	0.21
Restructuring and other costs	0.02	0.01	0.11	0.05
Acquisition and integration costs	0.01	0.01	0.12	0.06
Litigation costs	0.01	0.33	0.05	0.34
Other	0.05	—	0.03	0.01
Non-cash interest expense	0.01	—	0.03	0.01
Loss (gain) on extinguishment of debt	—	—	0.01	0.01
Gain on sale of properties	—	—	—	(0.30)
Total adjustments to GAAP income (loss) before income taxes	0.34	0.44	1.04	0.54
Adjustment to GAAP provision for income taxes	(1.30)	(0.18)	(1.41)	(0.20)
Total adjustment to income (loss), net of taxes	(0.96)	0.25	(0.37)	0.34
Incremental dilution effect	—	—	0.01	—
Diluted net income (loss) per share (Non-GAAP)	$0.46	$0.46	$1.81	$1.75

Diluted weighted-average shares outstanding	644	593	624	591
Incremental dilution impact of ASU 2020-06 (3)	—	—	(5)	—
Diluted weighted-average shares outstanding (Non-GAAP)	644	593	619	591

(1)     This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, see Appendix A.
(2)     Amounts may not add due to rounding.
(3)     Excludes the dilutive impact of ASU 2020-06 (Debt with Conversion and Other Options) under GAAP. For a detailed explanation of this recently adopted guidance, see Appendix A.

GEN DIGITAL INC.
Revenues and Cyber Safety Metrics
(Unaudited, in millions, except per user data and percentages)

Revenues (Non-GAAP)
	Three Months Ended			Year Ended
	March 31, 2023	April 1, 2022	Variance in %	March 31, 2023	April 1, 2022	Variance in %
Revenues	$947	$716	32%	$3,338	$2,796	19%
Contract liabilities fair value adjustment (1)	1	1		2	11
Revenues (Non-GAAP)	948	717	32%	3,340	2,807	19%
Exclude foreign exchange impact (2)	21	—		113	—
Constant currency adjusted revenues (Non-GAAP)	$969	$717	35%	$3,453	$2,807	23%

Cyber Safety Metrics
	Three Months Ended (3)			Year Ended (3)
	March 31, 2023 (4)	December 30, 2022 (4)	April 1, 2022	March 31, 2023 (4)	April 1, 2022
Direct customer revenues	$831	$818	$630	$2,933	$2,488
Partner revenues	$100	$95	$74	$341	$269
Total Cyber Safety revenues	$931	$913	$704	$3,274	$2,757
Legacy revenues	$17	$23	$13	$66	$50
Direct customer count (at quarter end)	38.2	38.4	24.4	38.2	24.4
Direct average revenue per user (ARPU)	$7.24	$7.09	$8.64	$7.10	$8.63
Annual retention rate (5)				76%	84%

(1)     Contract liabilities fair value adjustment represents the quarterly Avira deferred revenue haircut amortization recognized during the quarter.
(2)     Calculated using year ago foreign exchange rates.
(3)     From time to time, changes in our product hierarchy cause changes to the revenue channels above. When changes occur, we recast historical amounts to match the current revenue channels. Direct revenues currently includes Mobile App Store customers, and legacy revenues includes revenues from products or solutions that are no longer in operations in exited markets, have been discontinued or identified to be discontinued, or remain in maintenance mode as a result of integration and product portfolio decisions. As such, the changes to historical revenue amounts and the other performance metrics, including direct customer count and ARPU, are reflected for all periods presented above.
(4)     The performance metrics for the three months ended March 31, 2023 and December 30, 2022 and year ended March 31, 2023 include the revenues earned and customers acquired through our Merger with Avast. ARPU is based on average customer count and assumes full quarter of revenue for both companies. Due to the timing of the close of the Merger in the second quarter of fiscal 2023, the fiscal 2023 ARPU is based on the average ARPU for second, third, and fourth quarter of fiscal 2023, but excludes the first quarter of fiscal 2023.
(5)    The annual retention rate for fiscal 2023 includes the customer portfolio acquired through our Merger with Avast.

GEN DIGITAL INC.
Appendix A
Explanation of Non-GAAP Measures and Other Items
Objective of non-GAAP measures: We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing our performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Contract liabilities adjustment: Our non-GAAP net revenues eliminate the impact of contract liabilities purchase accounting adjustments. Prior to our adoption of ASU 2021-08 in fiscal 2022, GAAP required an adjustment to the liability for acquired contract liabilities such that the liability approximates how much we, the acquirer, would have to pay a third party to assume the liability. We believe that eliminating the impact of this adjustment improves the comparability of revenues between periods. Also, although the adjustment amounts will never be recognized in our GAAP financial statements, we do not expect the acquisitions to affect the future renewal rates of revenues excluded by the adjustments. In addition, our management uses non-GAAP net revenues, adjusted for the impact of purchase accounting adjustments to assess our operating performance and overall revenue trends. Nevertheless, non-GAAP net revenues has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP net revenues. We believe these adjustments are useful to investors as an additional means to reflect revenue trends of our business. However, other companies in our industry may not calculate these measures in the same manner which may limit their usefulness for comparative purposes. Our acquisition of Avira during the fourth quarter of fiscal 2021 was the last acquisition pre-adoption of the new literature.
Stock-based compensation: This consists of expenses for employee restricted stock units, performance-based awards, stock options and our employee stock purchase plan, determined in accordance with GAAP. We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.
Amortization of intangible assets: Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements. Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.
Restructuring and other costs: Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements, contract termination costs, and assets write-offs, as well as other exit and disposal costs. Included in other exit and disposal costs are costs to exit and consolidate facilities in connection with restructuring events. We exclude restructuring and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.
Acquisition-related and integration costs: These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these costs from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.
Litigation costs: We may periodically incur charges or benefits related to litigation settlements, legal contingency accruals and third-party legal costs related to certain legal matters. We exclude these charges and benefits when associated with a significant matter because we do not believe they are reflective of ongoing business and operating results.
Non-cash interest expense and amortization of debt issuance costs: In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments. We extinguished our remaining convertible debt on August 15, 2022. During fiscal 2023, we also started amortizing the debt issuance costs associated with our senior credit facilities, which were secured upon close of the Merger with Avast. We believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our debt instruments and enhance investors’ ability to view the Company’s results from management’s perspective.

Gain (loss) on extinguishment of debt: We record gains or losses on extinguishment of debt. Gains or losses represent the difference between the fair value of the exchange consideration and the carrying value of the liability component of the debt at the date of extinguishment. We exclude the gain or loss on debt extinguishment in our non-GAAP results because they are not reflective of our ongoing business.
Gain (loss) on equity investments: We record gains or losses, unrealized and realized, on equity investments in privately-held companies. We exclude the net gains or losses because we do not believe they are reflective of our ongoing business.
Gain (loss) on sale of properties: We periodically recognize gains or losses from the disposition of land and buildings. We exclude such gains or losses because they are not reflective of our ongoing business and operating results.
Income tax effects and adjustments: We use a non-GAAP tax rate that excludes (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) unrealized gains or losses from remeasurement of a foreign currency denominated deferred tax asset with no cash tax impact and (4) the income tax effects of the non-GAAP adjustment to our operating results described above. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate.
Diluted GAAP and non-GAAP weighted-average shares outstanding: Diluted GAAP and non-GAAP weighted-average shares outstanding are generally the same, except in periods when there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.
Bookings: Bookings are defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our performance in future periods.
Free cash flow: Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
(Unlevered) Free cash flow: Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Unlevered free cash flow excludes cash interest expense payments. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
Non-GAAP constant currency adjusted revenues: Non-GAAP constant currency adjusted revenues are defined as revenues adjusted for the fair value of acquired contract liabilities and foreign exchange impact, calculated by translating current period revenue using the year ago currency conversion rate.
Revenues (Non-GAAP): Revenues (Non-GAAP) excludes the Avira deferred revenue haircut amortization recognized during the quarter. We are presenting revenues (Non-GAAP) to provide readers with a better understanding of the impact from the Avira deferred revenue haircut on our historical results and to assist readers in analyzing results in future periods.
Direct customer count: Direct customers is a metric designed to represent active paid users of our products and solutions who have a direct billing and/or registration relationship with us at the end of the reported period. Average direct customer count presents the average of the total number of direct customers at the beginning and end of the applicable period. We exclude users on free trials from our direct customer count. Users who have indirectly purchased and/or registered for our products or solutions through partners are excluded unless such users convert or renew their subscription directly with us or sign up for a paid membership through our web stores or third-party app stores. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products and solutions across brands, platforms, regions, and internal systems, and therefore, calculation methodologies may differ. The methodologies used to measure these metrics require judgment and are also susceptible to algorithms or other technical errors. We continually seek to improve our estimates of our user base, and these estimates are subject to change due to improvements or revisions to our methodology. From time to time, we review our metrics and may discover inaccuracies or make adjustments to improve their accuracy, which can result in adjustments to our historical metrics. Our ability to recalculate our historical metrics may be impacted by data limitations or other factors that require us to apply different methodologies for such adjustments. We generally do not intend to update previously disclosed metrics for any such inaccuracies or adjustments that are deemed not material.
Direct average revenues per user (ARPU): ARPU is calculated as estimated direct customer revenues for the period divided by the average direct customer count for the same period, expressed as a monthly figure. We monitor ARPU because it helps us understand the rate at which we are monetizing our consumer customer base.
Annual retention rate: Annual retention rate is defined as the number of direct customers who have more than a one-year tenure as of the end of the most recently completed fiscal period divided by the total number of direct customers as of the end of the period from one year ago. We monitor annual retention rate to evaluate the effectiveness of our strategies to improve renewals of subscriptions.